EXHIBIT 4.7

AMENDMENT NO. 5 TO
REVOLVING CREDIT AND SECURITY AGREEMENT
THIS AMENDMENT NO. 5 (this "Amendment") is entered into as of January 22, 2014, by and among TECUMSEH PRODUCTS COMPANY, a corporation organized under the laws of the State of Michigan (“Tecumseh Products”), TECUMSEH COMPRESSOR COMPANY, a corporation organized under the laws of the State of Delaware (“Tecumseh Compressor”), TECUMSEH PRODUCTS OF CANADA, LIMITED, a Canadian corporation (“Tecumseh Products Canada”), and EVERGY, INC., a corporation organized under the laws of the State of Delaware (“Evergy”) (Tecumseh Products, Tecumseh Compressor, Tecumseh Products Canada, and Evergy are each a “Borrower”, and collectively “Borrowers”), PNC BANK, NATIONAL ASSOCIATION ("PNC"), the various financial institutions named therein or which hereafter become a party thereto (together with PNC, collectively, "Lenders") and PNC, as agent for the Lenders (in such capacity, "Agent").
BACKGROUND
A.    Borrowers, Agent and Lenders are parties to a Revolving Credit and Security Agreement dated as of April 21, 2011, as amended by Amendment No. 1 to Revolving Credit and Security Agreement dated December 30, 2011, as amended by Amendment No. 2 to Revolving Credit and Security Agreement dated November 6, 2013, as amended by Amendment No. 3 to Revolving Credit and Security Agreement dated as of December 11, 2013, and as amended by Amendment No. 4 to Revolving Credit and Security Agreement dated as of December 31, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement") pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations; and
B.    Borrowers have requested that Agent and Lenders amend certain provisions of the Loan Agreement, and Agent and Lenders are willing to do so on the terms and conditions in this Amendment.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.
2.    Amendment to Loan Agreement.
(a)    Section 1.2 of the Loan Agreement is amended to add the following new defined term “Lender-Provided Hedges” in appropriate alphabetical order:
“Lender-Provided Hedges” means collectively, Lender-Provided Interest Rate Hedges and Lender-Provided Foreign Currency Hedges.

EXHIBIT 4.7

(b)    The defined term “Permitted Hedging Contracts” in Section 1.2 of the Loan Agreement is amended to read as follows:
“Permitted Hedging Contracts” means: (i) a Lender-Provided Interest Rate Hedge; (ii) a Lender-Provided Foreign Currency Hedge; (iii) an Interest Rate Hedge or Foreign Currency Hedge that is not a Lender-Provided Hedge and that (A) is documented in a standard International Swap Dealer Association Agreement, (B) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner, (C) is entered into for hedging (rather than speculative) purposes, (D) is unsecured, and (E) is with a generally recognized counterparty with combined capital and surplus of at least $100,000,000, on a consolidated basis with such counterparty’s parent company; and (iv) a Commodities Hedge Agreement entered into by a Borrower for hedging the commodity price-fluctuation risk attendant to such Borrower’s business activities, which is entered into in the Ordinary Course of Business and not for speculative purposes, with a generally recognized counterparty with combined capital and surplus of at least $100,000,000, on a consolidated basis with such counterparty’s parent company.

(c)    Section 2.4 of the Loan Agreement is amended to read as follows:
2.4    Term Loan. Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, will make a term loan to Borrowers in the amount equal to such Lender’s Term Loan Commitment Percentage of $15,000,000 (the “Term Loan”). The Term Loan shall be advanced on the Amendment No. 3 Closing Date and shall be, with respect to principal, payable as follows, subject to acceleration upon the occurrence and during the continuance of an Event of Default under this Agreement or termination of this Agreement: 60 consecutive monthly installments each in the amount of $250,000 beginning on the first Business Day of the first month after the Amendment No. 3 Closing Date and continuing on the first Business Day of each month thereafter followed by a final payment of all unpaid principal, accrued and unpaid interest and all unpaid fees and expenses on the last day of the Term. The Term Loan shall be evidenced by one or more secured promissory notes (collectively, the “Term Note”) in substantially the form attached as Exhibit A to Amendment No. 3.

Notwithstanding any other term or condition of this Agreement or any Other Document, after the Amendment No. 3 Conditions Precedent have been satisfied to Agent’s satisfaction, the Lenders, severally and not jointly, will advance $2,250,900 of the Term Loan to Borrowers by application of that amount to reduce the outstanding principal balance of the Revolving Advances, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof, and the remaining $12,749,100 balance

EXHIBIT 4.7

of the Term Loan will be advanced into the Term Loan Pledge Account and will be released as follows:

(A)    If the Margined Value of all of Borrower’s Eligible Equipment and Eligible Real Property is greater than or equal to $12,749,100, then the $12,749,100 balance of the Term Loan will be disbursed to Borrowers on the date that all of the Term Loan Release Conditions are satisfied at the same time.

(B)    If the Margined Value of all of Borrower’s Eligible Equipment and Eligible Real Property is less than $12,749,100, then (x) an amount equal to the Margined Value of all of Borrowers’ Eligible Equipment and Eligible Real Property will be released to Borrowers on the date that all of the Term Loan Release Conditions are satisfied at the same time and (y) the balance remaining in the Term Loan Pledge Account (the “Remaining Balance”) will be released to Borrowers when the first of the following occurs: (a) the regularly scheduled $250,000 principal payments made by Borrowers on the Term Loan equal or exceed the Remaining Balance and if on that date all of the Term Loan Release Conditions are satisfied at the same time; or (b) the regularly scheduled $250,000 principal payments made by Borrowers on the Term Loan together with additional prepayments of principal made by Borrowers on the Term Loan (such additional prepayments are called the “Specified Term Loan Prepayments”) equal or exceed the Remaining Balance and if on that date all of the Term Loan Release Conditions are satisfied. Specified Term Loan Prepayments are applied to the outstanding principal installments of Term Loan in the inverse order of the maturities thereof. Specified Term Loan Prepayments may only be made until such time as the sum of all principal payments on the Term Loan equal or exceed the Remaining Balance. Specified Term Loan Prepayments may be made with Revolving Advances (“Specified Term Loan Prepayment Revolving Advances”) if no Event of Default exists or would result from the making of such Revolving Advance. Borrowers acknowledge and agree that if any Specified Term Loan Prepayments are made, then at the time the conditions have been satisfied to release the Remaining Balance to Borrowers, the Remaining Balance will be released to Borrowers by immediate application of the Remaining Balance to reduce the outstanding principal balance of the Revolving Advances, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof.

Furthermore, and notwithstanding any other term or condition of this Agreement or any Other Document, including the immediately preceding sentence, (x) if an Event of Default occurs and is continuing or (y) if no amount in the Term Loan Pledge Account has been released to Borrowers in accordance with subparagraph (B) above by May 31,2014, then Agent may immediately apply all amounts in the Term Loan Pledge Account first to the

EXHIBIT 4.7

outstanding principal installments of Term Loan (in the inverse order of the maturities thereof) until it is paid in full and then to all other Obligations in any order that Agent determines in its sole discretion, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof.

At such time as the balance of the Term Loan Pledge Account is $0, Agent and Borrowers agree to take the steps described in the Deposit Account Control Agreement dated on or about the Amendment No. 3 Closing Date among Agent and Borrowers, with respect to the Term Loan Pledge Account (the “DACA”), to terminate the DACA.

(d)    Section 2.22(a) of the Loan Agreement is amended to read as follows:
(a)    Borrowers shall apply the proceeds of Advances to (i) repay existing indebtedness owed by Tecumseh Products India, Ltd. to its primary lender, (ii) pay fees and expenses relating to this transaction, and (iii) provide for its working capital needs and reimburse drawings under Letters of Credit. Except as expressly provided in Section 2.4 in connection with Specified Term Loan Prepayment Revolving Advances, Borrowers shall not use the proceeds of any Revolving Advances to prepay the Term Loan.

(e)    Clauses “FOURTH” and “FIFTH” in Section 11.5 of the Loan Agreement are amended to read as follows:
FOURTH, to the payment of all of the Obligations consisting of accrued fees, interest and periodic scheduled payments on any Lender-Provided Hedge;

FIFTH, to the payment of the outstanding principal amount of the Obligations arising under this Agreement (including Cash Management Liabilities and Hedge Liabilities consisting of termination payments) (including the payment or cash collateralization of any outstanding Letters of Credit in accordance with Section 3.2(a));

3.    Schedules to Loan Agreement. Upon the satisfaction of the Amendment No. 5 Conditions Precedent, Schedule 4.15(h) of the Loan Agreement is replaced with the schedule attached as Exhibit A to this Amendment.
4.    Conditions of Effectiveness of Amendment. This Amendment is not effective until each of the following conditions precedent (the "Amendment No. 5 Conditions Precedent") have been satisfied to Agent's satisfaction:
(a)    Agent has received fully executed originals of this Amendment.

EXHIBIT 4.7

(b)    All loan documents, including notes, security agreements, guarantees, subordination agreements, landlord waivers, financial statements, legal opinions, evidence of insurance, and other documents, are satisfactory in form and substance to Agent and its legal counsel.
5.    Representations and Warranties. The parties hereto represent and warrant that this Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of the parties hereto and are enforceable against such parties in accordance with their respective terms.
6.    Effect on the Agreement.
(a)    Upon the effectiveness of Section 2 hereof, each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.
(b)    Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.
(c)    The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or Lenders, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.
7.    Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to any conflicts of laws principles thereto that would call for the application of the laws of another jurisdiction.
8.    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
9.    Counterparts; Facsimile and PDF. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission or electronic transmission in PDF format shall be deemed to be an original signature hereto.
[Remainder of Page Intentionally Left Blank – Signature Page Follows]

EXHIBIT 4.7

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.
PNC BANK, NATIONAL ASSOCIATION,
as Lender and as Agent
By: /s/ Todd Milenius
Todd Milenius, Vice President

ACKNOWLEDGED AND AGREED:
TECUMSEH PRODUCTS COMPANY
TECUMSEH COMPRESSOR COMPANY
TECUMSEH PRODUCTS OF CANADA, LIMITED
EVERGY, INC.
By: /s/ Janice E. Stipp
Janice E. Stipp, Chief Financial Officer and Treasurer

SIGNATURE PAGE TO
AMENDMENT NO. 5 TO REVOLVING CREDIT AND SECURITY AGREEMENT

EXHIBIT 4.7

EXHIBIT A
UPDATED SCHEDULE 4.15(h)

See Attached.

DETROIT 37890-18 1304667v4